Exhibit 99 (a)

For Release: 8:30 a.m. ET, Aug. 15, 2006	Contact: Claudia Piccinin
248-813-2942

Joe Vitale
248-813-2498
DELPHI REPORTS FIRST HALF FINANCIAL RESULTS
     TROY, Mich. — Delphi Corp. today reported first half 2006 financial results with revenues of $14.0 billion, and a GAAP net loss of $2.6 billion, including charges of $1.9 billion associated with the company’s special attrition program. The company generated $187 million in GAAP cash flow from operations in the first half of the year. Non-GM revenues grew 9 percent year-over-year to $7.7 billion, representing 55 percent of global revenues.
     “In the first half of the year, Delphi achieved an 85 percent acceptance rate of UAW employees signing up for its special attrition program,” said Robert Dellinger, Delphi chief financial officer. “The attrition programs are a step in our transformation; however, we continue to experience losses reflecting an uncompetitive U.S. cost structure. Our leadership is addressing these issues with our stakeholders, including our unions and General Motors, as part of our reorganization proceedings through the bankruptcy court.”
First Quarter 2006 Financial Results
•	Revenue of $7.0 billion, up approximately 2 percent from $6.9 billion in Q1 2005.

•	Non-GM revenue for the quarter was $3.8 billion, up approximately 8 percent from $3.5 billion in Q1 2005. Non-GM business represented 54 percent of Q1 revenues, compared to year-ago levels of 50 percent.

•	GAAP cash flow used in operating activities was $93 million, as compared to $529 million provided by operating activities for Q1 2005. Cash used in operations was negatively impacted by the timing of cash collections on sales for Q1 2006.

•	GAAP net loss of $363 million or a loss of $0.65 per share compared to Q1 2005 net loss of $403 million or a loss of $0.73 per share.
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Second Quarter 2006 Financial Results
•	Revenue of $7.0 billion, the same as in Q2 2005.

•	Non-GM revenue for the quarter was $3.9 billion, up approximately 9 percent from $3.6 billion in Q2 2005. Non-GM business reached 56 percent of Q2 revenues, compared to year-ago levels of 51 percent.

•	GAAP cash flow provided by operating activities was $280 million, as compared to cash flow used in operating activities of $305 million in Q2 2005.

•	GAAP net loss of $2.3 billion compared to Q2 2005 net loss of $338 million. Included in the Q2 2006 GAAP net loss are charges related to the previously announced special attrition programs. These charges include a net pension and postemployment benefit curtailment charge of $1.5 billion, primarily due to reductions in anticipated future service as a result of the retirements, and $392 million of charges related to the pre-retirement and buyout portions of the special attrition programs.
First Half 2006 Financial Results
•	Revenue of $14.0 billion, up slightly from $13.9 billion in first half 2005.

•	Non-GM revenue for first half 2006 was $7.7 billion, up approximately 9 percent from $7.1 billion in first half 2005. Non-GM business reached 55 percent of first half 2006 revenues, compared to year-ago levels of 51 percent.

•	GAAP cash flow provided by operating activities was $187 million, as compared to $224 million provided by operating activities for first half 2005.

•	GAAP net loss of $2.6 billion compared to first half 2005 net loss of $741 million. Included in the first half 2006 GAAP net loss are charges related to the previously announced special attrition programs. These charges include a net pension and postemployment benefit curtailment charge of $1.5 billion, primarily due to reductions in anticipated future service as a result of the retirements, and $392 million of charges related to the pre-retirement and buyout portions of the special attrition programs.
Additional Information
     Additional information concerning Delphi’s first and second quarter 2006 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s first and second quarter Form 10-Qs, scheduled to be filed with the Securities and Exchange Commission later today.
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FORWARD LOOKING STATEMENT
This press release, as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the debtor-in-possession (“DIP”) financing facility; the company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company’s liquidity or results of operations; the ability of the company to execute its business plans, including the transformation plan described in the Company’s March 31, 2006 press release, and to do so in a timely fashion; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees; and the ability of the company to attract and retain customers. Other risk factors are listed from time to time in the company’s United States Securities and Exchange Commission reports, including, but not limited to the Annual Report on Form 10-K for the year ended December 31, 2005. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing and as stated in its October 8, 2005, press release announcing the filing of its Chapter 11 reorganization cases, the company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to pre-petition liabilities.
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